Shandong Longkang Fruit Juice Co., ltd.

Contract of Orchard Contracting and Management

Party A: Shandong Longkang Fruit Juice Co., ltd.

Party B: Zhaojiabuzi  Zhaodeqing

This contract is hereby made by consultation of the both parties in order to obey:

ⅠParty A contracts in payment to party B pear garden in Zhaojiabuzi Village of 190 mu for paid management base production in order to provide raw fruits materials.

Ⅱ Before the maturity of the fruits in the contracted orchard, Party B can plant shout straws. The income of the plantation is used for management investment and labor remuneration. Party A shall not charge for it.

Ⅲ After the maturity of the fruits in the contracted orchard, Party B shall charge 1,200 Yuan/mu each year to Party A for the usage of the orchard. Total charge of each year is 228000 and it will be deducted from the amount of the raw fruits materials handed over by Party B.

Ⅳ Both parties agree that the period of the contract is 5 years which is from Dec. 31st, 2008 to Dec. 31st, 2013.

Ⅴ Rights and obligations of both parties:

1 Party A provide in payment normative orchard base (conditions: land, fruit trees, tents and draw bench etc) to Party B for usage.

2 Party B has the right to send managerial and technical stuffs to conduct technical guidance, supervision and inspection for the orchard protection, geography cultivation and field management.

3 Party A is entitled to refuse the delivery of raw materials discovered by managers which are not met the pollution-free demand or which are purchased from elsewhere but served as the raw materials of the base. Loss to Party A coursed by this case should be bared by Party B.

4 Party A will purchase the products according to the purchase standard of the company and the market price. The orchard contracted charge will be deducted at the beginning of the purchase, and then the total value of the production will be settled up.

5 Party B should manage the orchard according to the management plan, fertilizer application plan and pesticide application plan made by Party A. All the investment costs during the production and management period should be bared by Party B. Party A is not liable for it.

6 Party should protect well all the orchard base conditions (land, fruits trees, facilities etc.). Repairing work should be done as soon as the damages occur, otherwise the loss shall be bared by Party B.

7 Party B can not sell the products of the contracted to elsewhere and can not take the products bought from elsewhere served as the products of the base, otherwise Party A has the right not to pay or even cancel the contract.

8 Party B should assist Party A with the related work du ring the purchasing time, ensuring the raw materials are delivered in time to the factory.

9 Party A has the right to settle up the loan of the raw materials to Party A according to the contract.

Ⅵ Liability for breach the contract:

Both partied should strictly carry out this contract. If one party has breached the contract then this party should be liable for all the loss caused to another party.

Ⅶ Amendment or cancel to the contract:

1 Each party shall have the right to amend or terminate the contract when the contract is failed to perform due to the change of the national policies or unpredicted natural disasters.

2 Party A has the right to cancel the contract if Party B does not pay the contracting charge; Party B has the right to cancel the contract f Party A fails to carry out the contract.

3 The contract shall lose effect when the period of the contract is due.

Ⅷ When dispute is arising on the contract, firstly negotiation will be taken; In case no settlement can be reached through negotiation, the case shall then be submitted to the local people’s court.

This contact is in duplicate and ach party retains one copy. The contract shall come into effect since the date it is signed.

Party A:	Party B):

Representative: Zhang chegnai	Representative : Zhao deqing

Jan. 1st, 2008: